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                                                                    EXHIBIT 10.1
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                                 PROMISSORY NOTE

$9,000,000                                                       October 8, 1996

      FOR VALUE RECEIVED, BIOPURE CORPORATION, a Delaware corporation (the "Debtor"), hereby promises to pay to the order of PHARMACIA & UPJOHN, INC., a Delaware corporation (the "Creditor"), at the Creditor's principal office at 7000 Portage Road, Kalamazoo, Michigan 49001, or at such other place as the holder hereof may designate, in immediately available funds in lawful money of the United States of America, the amount of NINE MILLION DOLLARS ($9,000,000), together with interest thereon at the prime rate of interest publicly announced from time to time by The Chase Manhattan Bank, or its successor or survivor, fluctuating and changing automatically as such prime rate does.

      The principal amount of this Promissory Note (the "Note") shall be paid in eighteen (18) consecutive equal quarterly installments of $500,000 each, commencing on July 1, 1997 and continuing on the first day of each October, January, April and July thereafter up to and including October 1, 2001 (the "Maturity Date"). Interest on the unpaid principal amount hereof shall be paid on the first day of each quarter, commencing on April 1, 1997 and continuing on the first day of each July, October, January and April thereafter. Any remaining unpaid principal balance of this Note, together with all accrued unpaid interest, shall be due and payable in full on the Maturity Date.

      From and after the occurrence of an Event of Default (defined below), the unpaid principal amount hereof shall bear interest at a rate equal to two percent (2%) in excess of the interest rate which otherwise would be applicable under this Note (the "Default Rate").

      The Debtor may prepay this Note in whole or in part at any time from time to time without premium or penalty.

      The Debtor shall be required to prepay this Note upon the occurrence of a Mandatory Prepayment Event (defined below) in an amount equal to all proceeds received by the Debtor in connection with the Mandatory Prepayment Event. For purposes of this Note, "Mandatory Prepayment Event" shall mean each of the following events:

            (i) Debtor's receipt of any financing or additional capital in a single or series of related transactions in excess of $50,000,000, including but not limited to bank loans and any investments (in the form of equity, debt or otherwise) made by any new or existing shareholder of Debtor or by a new or existing investment, research or development partner; or
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            (ii) An initial public offering by Debtor.

      Any partial prepayments of the Note shall be applied first to all accrued but unpaid interest at the time of such partial prepayment, and then to installments of principal in inverse order of their maturity.

      The payment of the obligations of the Debtor hereunder is secured by certain collateral (the "Collateral") as provided in (i) the Security Agreement between the Debtor and the Creditor dated as of the date hereof (the "Security Agreement") and (ii) certain Mortgages between the Debtor and the Creditor dated as of the date hereof (the "Mortgages").

      So long as this Note remains unpaid, the Debtor shall do all of the following (collectively, the "Affirmative Covenants"):

            (i) Deliver to the Creditor, within forty-five (45) days after the end of each fiscal quarter, consolidated financial statements of the Debtor certified as correct by the Debtor's Chief Financial Officer;

            (ii) Deliver to the Creditor, within ninety (90) days after the end of each fiscal year, audited consolidated financial statements of the Debtor reported on by an independent certified public accounting firm of recognized national standing;

            (iii) Deliver to the Creditor, as soon as practicable after the end of each calendar month and in any event within thirty (30) days thereafter, unaudited consolidated financial statements of the Debtor certified as correct by the Debtor's Chief Financial Officer;

            (iv) Permit the Creditor or any person designated by the Creditor to visit and inspect Debtor's properties and assets, to examine the books and financial records of Debtor, and to discuss the affairs, finances and accounts of Debtor with its executive officers all at such times and as often as the Creditor may reasonably request;

            (v) Comply in all material respects with all applicable laws, rules, regulations and orders (including without limitation all federal, state and local laws relating to pollution, reclamation or protection of the environment), such compliance to include, without limitation, paying all taxes, assessments and governmental charges imposed upon Debtor or Debtor's assets or properties;

            (vi) Preserve and keep in full force and effect its corporate existence and such of its rights, franchises, licenses, patents, trademarks and other intellectual property as are necessary to Debtor's Hemopure business;


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            (vii) Maintain casualty insurance coverage on its property and assets and other insurance against other risks, including public liability, in such amounts and such types as are ordinarily carried by similar companies, or as may be required by the Security Agreement and the Mortgages;

            (viii) Keep complete and accurate books and records with respect to its business;

            (ix) Preserve, protect, keep and maintain all of its property and assets in good operating condition, repair and working order and make all necessary repairs thereto and replacement of parts thereof so that the value and operating efficiency thereof shall at all times be maintained and preserved;

            (x) Comply with all agreements, indentures and mortgages to which it is a party or by which any of its assets is bound;

            (xi) Notify the Creditor of the institution by any person or entity against the Debtor of any action, suit or proceeding or any governmental investigation or any arbitration that could have a material adverse effect on the Debtor promptly following Debtor's receipt of knowledge thereof; and

            (xii) Notify the Creditor of Debtor's receipt of any governmental notice of a violation of any federal, state or local environmental law, standard or regulation that could have a material adverse effect on the Debtor promptly following Debtor's receipt of knowledge thereof;

      So long as this Note remains unpaid, the Debtor shall not do any of the following without the consent of the Creditor, which will not be unreasonably withheld (collectively the "Negative Covenants"):

            (i) Substantially change its business;

            (ii) Pay any dividends or make any other distribution of capital;

            (iii) Guarantee or otherwise in any way become or be responsible for indebtedness or obligations of any other person, contingently or otherwise;

            (iv) Permit any of its assets to be subject to any judgments, attachments or levies the aggregate amount of which exceeds $50,000;

            (v) Create, establish or otherwise form any new employee benefit plans or significantly revise any existing employee benefit plans;


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            (vi) Purchase or otherwise acquire or hold any investments except that the Debtor may make and own (a) investments in certificates of deposit or time deposits having maturities in each case not exceeding one year from the date of issuance thereof and issued by any FDIC-insured commercial bank incorporated in the United States or any state thereof having a combined capital and surplus of not less than $500,000,000; (b) investments in marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of issuance or acquisition thereof; (c) investments in commercial paper issued by a corporation incorporated in the United States or any state thereof maturing no more than one year from the date of issuance thereof and, at the time of acquisition, having a rating of A-1 (or better) by Standard & Poor's Corporation or P-1 (or better) by Moody's Investors Service, Inc.;
      (d) investments in money market mutual funds all of the assets of which are invested in cash or investments described in clauses (a), (b) and (c) of this paragraph (vi) and (e) investments owned on the date hereof and funding obligations, if any, in connection therewith;

            (vii) Repurchase any securities issued by Debtor that are held by existing shareholders;

            (viii) Enter into any agreement or other contractual relationship with (a) any person owning securities, directly or indirectly, representing 5% of the voting power of the Debtor, (b) any affiliate of the Debtor, (c) any officer, employee or director of the Debtor, or (d) any other entity in which the Debtor maintains an equity interest, unless, in each case, any such agreement or contractual relationship contains terms that are no less favorable to Debtor than the terms Debtor could obtain in a similar agreement between the Debtor and an unaffiliated third party;

            (ix) Increase the fiscal year 1997 and 1998 remuneration paid to directors or the Chief Executive Officer of the Debtor above the remuneration (excluding finder's fees and other extraordinary payments) paid to such directors and Chief Executive Officer in the fiscal year ended October 31, 1996; or

            (x) Make any loans or other advances or pay any finders fees to any of Debtor's officers, employees, directors, stockholders or affiliates or any other entity in which the Debtor maintains an equity interest.

      Upon an Event of Default (as defined below) hereunder, upon Debtor's receipt of notice from the Creditor, the principal sum hereunder and all interest then accrued shall be immediately due and payable; provided, however, that upon an Event of Default described in subsections (v) through (vii) below, the principal sum hereunder and all interest then accrued shall be immediately due and payable without notice to or demand on Debtor. An "Event of Default" shall mean:


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            (i) the failure by Debtor to make any payment of principal or interest when due hereunder;

            (ii) the failure by Debtor to make any other payment, including a mandatory prepayment, required hereby and such failure continues for thirty (30) days;

            (iii) the failure by Debtor to observe or perform as and when required any of the terms, conditions or covenants in the Security Agreement, in the Mortgages or in this Note (including but not limited to the Affirmative Covenants and the Negative Covenants) and such failure continues for thirty (30) days after Debtor's receipt of notice thereof;

            (iv) any representation or warranty made by Debtor herein, in the Security Agreement, in the Mortgages or in any exhibit, schedule, report or certificate delivered pursuant hereto or thereto shall prove to have been false, misleading or incorrect in any material respect when made;

            (v) the admission in writing by Debtor of its inability to pay its debts as they become due;

            (vi) the making by Debtor of a general assignment for the benefit of creditors;

            (vii) the institution by or against Debtor of any proceedings seeking the appointment of a trustee, receiver, custodian or liquidator for itself, or for the Collateral or any part thereof, or for a substantial part of its other property, or seeking its liquidation, reorganization, dissolution or winding-up or the composition or readjustment of its debts, or seeking similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts; provided, however, if any such proceedings are instituted against Debtor, such proceedings shall have remained undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or

            (viii) the failure by Debtor to pay when due any principal of or interest on indebtedness, other than the debt evidenced by this Note, aggregating $250,000 or more, or the occurrence of any event specified in any note, agreement, indenture or other document evidencing or relating to such debt, if the effect of such non-payment or event is to permit, with the giving of notice or passage of time or both, the holders thereof to terminate or suspend any commitment to lend money to Debtor or to cause or declare any portion of any borrowings thereunder to become


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      due and payable prior to the date on which it would otherwise become due and payable.

      This Note may be assigned by the Creditor at any time.

      In addition to and not in limitation of the foregoing, Debtor further agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including attorneys' fees and legal expenses, incurred by the holder of this Note in endeavoring to collect any amounts payable hereunder which are not paid when due.

      Presentment for payment, demand, protest, dishonor and notice of dishonor are hereby waived.

      This Note shall be governed by and construed and enforced in accordance with the laws of the State of New York.

                                             BIOPURE CORPORATION

Attest:

/s/ Maria S. Gawryl                          By: /s/ Brian A. Lajoie
------------------------------------             -------------------------------
Title: V.P.-Research and Development             Title: V.P.-Finance


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